THE E. W. SCRIPPS COMPANY
  1997 DEFERRED COMPENSATION AND STOCK PLAN FOR DIRECTORS

1.  Introduction
    Effective January 1, 1997, The E. W. Scripps Company (the "Company") hereby adopts a non-qualified deferred compensation and stock plan (the "Plan") for its directors ("Participants"). For purposes of this Plan, a director shall be defined as any director who is eligible to receive cash compensation for his or her service as a director of the Company.

    The purpose of the Plan is to provide an opportunity for Participants to enhance their personal financial planning by having access to a vehicle for deferring income to a time considered to be of personal advantage. Additionally, the Plan is designed to more closely align the Participants' financial interests with those of the Company's shareholders.

2.  Plan Administration
    The Plan shall be governed by the Board of Directors of the Company and administered by the Corporate Secretary.

    A Participant's interest in the Plan may not be sold, assigned, pledged, transferred or otherwise encumbered.

3.  Compensation Eligible for Deferral
    Participating directors can elect to defer annual fees, meeting fees, and/or fees for serving as chairman of a committee which become payable under the director fee schedule approved from time to time by The E. W. Scripps Company.

4.  Timing of Election
    The election to defer potential director fee payments under the Plan must be made within 30 days after the first of each calendar year. (However, for the year 1997, since the Plan was approved by the Board of Directors on March 10, 1997, the deadline to defer fees is extended to March 31, 1997 for those directors who have been continuously deferring fees.)

    Once an election is made, it cannot be revoked.

5.  Deferral Period
    Participants can elect to defer payment from the date such payment otherwise would be made until an actual date specified by the Participant, but no earlier than three years from the date it would otherwise have been paid, or until the date that he/she resigns as a director or is not re-elected a director.

6.  Deferral Election
    Directors may defer a minimum of 50% of annual fees, meeting fees, and/or fees for serving as chairman of a committee which become payable under the director fee schedule approved by the Board of Directors of the Company.

    At the time of the election to defer, a Participant must select the deferral period. See Section 5 above.

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    A Participant must elect to defer either into the Fixed Income Fund or into Phantom Stock, or some combination of these two funds.

    Once an election to defer is made, it is irrevocable.

    Deferred amounts will be earned on a quarterly basis.

    (A)  Fixed Income Fund
         Deferred amounts will be recorded on the Company's books and credited with an interest factor during the deferral period. Interest on unpaid deferred amounts will be compounded and credited annually. Interest is calculated based on the twelve month average of the 10-year treasury rate (at November of each year), plus 1%.

    (B)  Phantom Stock Fund
         Quarterly, the earned amount will be converted to phantom shares of the Company's Class A Common Stock. The conversion calculation is:

         Quarterly deferred retainer, committee chair retainer, and meeting fee amounts divided by the Fair Market Value of the Company's Class A Common Shares on the date earned equals the number of phantom shares credited. (The Fair
         Market Value shall be the average of the high and low sale prices of the Company's stock on the New York Stock Exchange. The date earned is the last day of each quarter that the director served in his or her position.)

         Dividends on shares accumulated during the year and for prior years shall be converted on December 31 of each year and added to the balance of the deferred amount. Dividends shall be converted to phantom shares using the above calculation, except that it will be computed on an annual basis. The Fair Market Value shall be calculated on the last trading day for that calendar year.

7.  Payment of the Balance in the Deferred Account
    Participants may not make intra-Plan transfers, i.e., once an election is made to defer into a specific fund, the Participant cannot elect to move an account balance into another fund.

    (A)  Fixed Income Fund
         At the time the Participant executes the Election Form, the Participant may elect that deferred amounts, including interest, be paid in a lump sum, or over a specified number of years (not to exceed 15 years). If the Participant fails to make an election as to the period of time over which payments are to be made, payments shall be made over a 10 year period, commencing on the date elected by the Participant on the Election Form.

         Balances in the fixed income fund will continue to earn interest credit as described above.

         Notwithstanding the foregoing provision, the Company shall have the discretion to accelerate pay-out in the event of a Participant's disability, death or servere hardship.

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    (B)  Phantom Stock Fund
         At the election of the Participant, made at the time the Participant executes the Election Form, the Participant may elect that (i) the balance in his or her phantom stock account shall be paid in shares, in cash equal to the value of the shares, or a combination of shares and cash and (ii) such payment shall be in a lump sum at the end of the deferral period or over a specified number of years (not to exceed 15 years) beginning at the end of the deferral period.

         Participant may change the form of payment of the balance in his or her Phantom Stock Account subject to applicable law.

         If payment is to be in cash and over time as aforesaid, the unpaid balance will be held in the phantom stock fund and will continue to earn dividend credit as described above.
         If the Participant fails to make an election as to the period of time over which cash payments are to be made, such payment shall be made over a ten-year period, beginning at the end of the deferral period.

8.  Previous Deferral Elections
    Adoption of the Plan automatically transfers all deferred balances, for active directors, under the 1995 Deferred Compensation Plan for Directors, to the Plan. A written election must be made as to whether the transferred funds are to be held in the fixed income fund or the phantom stock fund. Transferred funds from the 95 plan to the phantom stock fund within the Plan will be converted using the actual Fair Market Value for the quarter in which the conversion occurs.

9.  Funding of the Plan
    The deferred dollar amount will be recorded on the Company's books. During the deferral period, and the payout period, the director will be a general, unsecured creditor of the Company.

10. Change of Control
    At the time the Participant executes the Election Form, the Participant may elect to accelerate the payment of all deferred amounts and receive payment in a lump sum (in cash or shares or a combination of both, as the case may be) as soon as practicable after (and in the event that) a Change in Control occurs. For purposes hereof, "Change in Control" shall mean an event that would be required to be reported in response to Item 1 of Form 8-K or any successor form thereto promulgated under the Securities Exchange Act of 1934.